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
                 FAMILY DOLLAR STORES, INC. STATEMENT RE COMPUTATIONS OF PER SHARE EARNINGS


AS PRESENTED                                                        FY 1996                           FY 1995
                                                             PRIMARY   FULLY DILUTED           PRIMARY    FULLY DILUTED
AVERAGE SHARES OUTSTANDING FOR THE YEAR ENDED              56,813,564    56,813,564          56,684,861     56,684,861

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE       $60,587,746   $60,587,746         $58,109,525    $58,109,525

NET INCOME                                                 $60,587,746   $60,587,746         $58,109,525    $58,109,525

EARNINGS PER SHARE:
 INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE            $1.07         $1.07               $1.03          $1.03

 NET INCOME                                                      $1.07         $1.07               $1.03          $1.03

PRO FORMA DILUTION IMPACT OF COMMON STOCK EQUIVALENTS

ADDITIONAL WEIGHTED AVERAGE SHARES FROM ASSUMED EXERCISE
  AT THE BEGINNING OF THE YEAR OF DILUTIVE STOCK
  OPTIONS                                                      404,977       786,794             415,663        873,018

WEIGHTED AVERAGE SHARES ASSUMED REPURCHASED FROM
  ASSUMED PROCEEDS OF EXERCISES USING TREASURY STOCK
  METHOD (AVERAGE MARKET PRICE FOR PRIMARY AND, IF
  GREATER, ENDING MARKET PRICE FOR FULLY DILUTED)             (348,859)     (711,026)           (356,177)      (733,528)

NET PRO FORMA COMMON STOCK EQUIVALENT INCREMENTAL
  SHARES                                                        56,118        75,768              59,486        139,490

PERCENTAGE DILUTION FROM PRO FORMA COMMON
  STOCK EQUIVALENT INCREMENTAL SHARES                            0.10%         0.13%               0.10%          0.25%

TOTAL COMMON STOCK AND COMMON STOCK EQUIVALENTS             56,869,682    56,889,332          56,744,347     56,824,351


INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE       $60,587,746   $60,587,746         $58,109,525    $58,109,525

NET INCOME                                                 $60,587,746   $60,587,746         $58,109,525    $58,109,525

PRO FORMA EARNINGS PER SHARE (INCLUDING DILUTIVE
  COMMON STOCK EQUIVALENTS):

  INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE           $1.07         $1.07               $1.02          $1.02

  NET INCOME                                                     $1.07         $1.07               $1.02          $1.02


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



                                                                   FY 1994
                                                             PRIMARY    FULLY DILUTED
                                                            56,496,399     56,496,399

                                                           $61,959,886    $61,959,886

                                                           $63,099,039    $63,099,039


                                                                 $1.10          $1.10

                                                                 $1.12          $1.12





                                                               348,548        348,548




                                                              (216,841)      (216,841)


                                                               131,707        131,707


                                                                 0.23%          0.23%

                                                            56,628,106     56,628,106


                                                           $61,959,886    $61,959,886

                                                           $63,099,039    $63,099,039




                                                                 $1.09          $1.09

                                                                 $1.11          $1.11


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